                                                                    EXHIBIT 2.5


                             SECURED PROMISSORY NOTE


Principal Amount $2,900,000.00                           Date:  October 1, 2002


         FOR VALUE RECEIVED, CRESCENT OPERATING, INC., a Delaware corporation (the "BORROWER"), promises to pay to the order of CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "HOLDER"), the principal sum of TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($2,900,000.00) or if less, the aggregate unpaid principal amount of all advances made by the Holder to the Borrower from time to time under this Secured Promissory Note (the "NOTE"), together with interest thereon as set forth in this Note.

1.       Advances.

         (a) Advances with Respect to Budget. So long as no Event of Default (as defined in Section 6) has occurred and is continuing under this Note, and subject to Section 5.05 of the Settlement Agreement (as defined below), prior to the Maturity Date (as defined in Section 3), for each month listed in the budget attached hereto as SCHEDULE A (the "BUDGET"), the Holder shall make an advance to the Borrower in the amount specified as "NET CASH" for such month in the Budget; provided that the amount to be advanced by the Holder as set forth in the Budget with respect to any particular month shall be reduced to the extent that the amounts advanced to the Borrower in prior months pursuant to this Section 1(a) exceeded the amount used to pay "Permitted Expenses" (as defined below) incurred by "Eligible Entities" (as defined below) in accordance with the Budget. Each such advance will be made on the last "Business Day" (as defined below) of the preceding month (except that the advance with respect to the month of October 2002 shall be made within three Business Days following the date of this Note). The advances made to the Borrower pursuant to this Section 1(a) shall be used by Borrower solely to pay Permitted Expenses, to the extent the Eligible Entities are unable to do so from their own resources (after all such resources have been applied to the payment of Permitted Expenses).

                  When used in this Note, "SETTLEMENT AGREEMENT" means the Settlement Agreement dated as of February 14, 2002 entered into by and among the Holder, Crescent Real Estate Equities Company, the Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC, Rosestar Southwest, LLC and COI Hotel Group, Inc., as amended by the First Amendment to Settlement Agreement, dated October 1, 2002, and "Business Day" shall have the meaning set forth in Section 1.01 of the Settlement Agreement.

                  "PERMITTED EXPENSES" are the reasonable and necessary documented out-of- pocket operating expenses of the types, and including the categories, of expenses set forth on SCHEDULE A to be incurred by the Eligible Entities, including expenses of the Transferors (as such term is defined in the Settlement Agreement) incurred in connection with the Settlement Agreement and the transactions contemplated thereby (including without limitation, the fees and expenses of attorneys, accountants and investment bankers), but do not include expenses attributed to, related to or incurred by Crescent Machinery Company, a Texas corporation, and its subsidiaries.

                  "ELIGIBLE ENTITIES" are the Borrower and its subsidiaries (other than Crescent Machinery Company, a Texas corporation, and its subsidiaries).

                  Upon the Holder's approval, not to be unreasonably withheld, upon request of the Borrower, the Holder may advance to the Borrower from time to time in any given month an amount in excess of the Budget amount for that month.

                  Borrower shall provide to Holder, within five (5) business days after the end of each calendar month, each month a schedule showing the amounts advanced hereunder and the application of such amounts and other available funds.

                  In no event will the aggregate amount of advances made pursuant to this Section 1(a) exceed $2,000,000.00.

         (b) Advances with Respect to Specific Expenditures. So long as no Event of Default (as defined in Section 6) has occurred and is continuing under this Note, prior to the Maturity Date (as defined in Section 3), the Holder shall make advances to the Borrower within three Business Days of Holder's receipt of Borrower's written request for an advance of funds for the "PERMITTED PURPOSE" set forth on SCHEDULE B.


                  Each request for an advance under this Section 1(b) shall specify (i) the reason that the advance is being requested for the Permitted Purpose at that time, (ii) the amount being requested and (iii) such other information as Holder may reasonably request to confirm that the funds are to be used for the Permitted Purpose contemplated by Holder and Borrower, and also shall contain a representation and warranty of the Borrower that the aggregate amount of funds requested for the Permitted Purpose (including the amount of the current request) does not exceed the maximum amount that the Borrower may request for the Permitted Purpose as set forth in Schedule
                  B. The Borrower shall use advances made under this Section 1(b) solely for the Permitted Purpose.


                  In no event will the aggregate amount of advances made pursuant to this Section 1(b) exceed $900,000.00.

         (c) General Provisions Relating to Advances. Each advance made under this Note shall bear interest from the date made until paid as set forth in this Note. Advances that have been repaid may not be reborrowed. The Holder shall be under no obligation to make any advance the proceeds of which would be used by Borrower to evaluate, threaten or commence or continue legal actions against Holder or any its affiliates.

2. Interest Rate; Payment of Interest. Interest shall accrue and be payable on the unpaid principal balance of this Note outstanding from time to time at the rate of 2.03% per annum (such interest rate being equivalent to the October Short-Term Applicable Federal Rate), with no compounding of interest, and shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). If the rate of interest provided in this Note would exceed the maximum legal rate of interest under applicable law for the indebtedness evidenced by this Note, then the rate of interest on this Note shall be automatically reduced, effective on and as of the date of this Note, to the highest rate of interest that would not exceed such maximum legal rate and any amounts paid in excess of such maximum shall be deemed to be voluntary prepayments of the principal of this Note (or refunded to Borrower to the extent the principal of this Note has been repaid in full).

         All interest on this Note shall be payable in full on the Maturity Date (as defined in Section 3).

3.       Payments; Prepayment.

         (a) Payments. Unless sooner paid in full, the entire unpaid principal balance of this Note, together with all outstanding and unpaid accrued interest, and any other amounts due hereunder, shall be due and payable on the maturity date of March 31, 2003 (the "MATURITY DATE").

         (b) Mandatory Prepayments. In addition to the payments described above, Borrower agrees and promises to pay Holder, as mandatory prepayments on the principal amount hereof, any "Net Proceeds" available to Borrower within three Business Days after such Net Proceeds become available to Borrower. For purposes of this Note, "NET PROCEEDS" shall mean one hundred percent (100%) of the proceeds from the claim more particularly described in SCHEDULE C attached hereto or from any settlement or judgment arising from such claim. Borrower shall notify Holder in writing of its receipt of any Net Proceeds within one Business Day following receipt. By its signature below, Borrower also agrees, for the benefit of Holder, to cause any such Net Proceeds otherwise payable to Borrower, to be payable instead directly to Holder on its behalf, to the extent designated by Holder. Notwithstanding the foregoing, if Holder notifies Borrower in writing that Borrower may retain all or a specified portion of the Net Proceeds that Borrower receives, then Borrower is hereby authorized to retain all or such portion, if any, of the Net Proceeds designated in such written notice, provided that all Net Proceeds so retained by Holder must be used to pay Permitted Expenses.

         (c) Optional Prepayments. Borrower may prepay this Note in whole or in part at any time without premium or penalty.

4. Payments Generally. All payments shall be made in U.S. dollars. Payments shall be made to the address of Holder specified pursuant to
         Section 12. Any payment of principal or interest hereunder that is not paid within five Business Days of the date on which it is due in accordance with the terms of this Note shall bear interest at a rate of 5.03% per annum until paid, and such interest shall be payable on demand. If any payments to be made by Borrower hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. All payments received under this Note shall be applied first to late charges, costs and other amounts except interest and principal, then to accrued interest, and the balance, if any, to principal; provided that if Borrower is in default, Holder shall have the right to apply such payments in such order as Holder shall determine in its sole discretion.

5. Collection Costs. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Holder in enforcing this Note, including without limitation all such costs and expenses incurred by Holder in or relating to any bankruptcy or insolvency proceedings of Borrower and any attorney's fees, expenses and costs reasonably incurred in connection with any of the foregoing (collectively, "COLLECTION COSTS").

6. Default. The occurrence of any of the following events shall be an "EVENT OF DEFAULT":

         (a) default in the payment of any principal or interest on this Note when it becomes due and payable;

         (b) default by the Borrower with respect to any other obligation of the Borrower under this Note;

         (c) one or more judgments or orders for the payment of money in excess of $1,000,000, either individually or in the aggregate, shall be rendered against the Borrower and such judgment or order shall continue unsatisfied, unstayed and unbonded for a period of 30 days; provided, however, that a judgment or order fully covered by insurance, which coverage has not been disputed by the insurer, shall not be considered a default;

         (d) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

         (e) the institution by the Borrower of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or of any substantial part of its property, or the making of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due;

         (f) the occurrence of any breach by Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC,

                  Rosestar Southwest, LLC or COI Hotel Group, Inc. under the Settlement Agreement (or any agreement contemplated by the Settlement Agreement);

         (g) any representation or warranty made by the Borrower, Rosestar Management LLC, Canyon Ranch Leasing, L.L.C., Wine Country Hotel, LLC d/b/a Vintage Resorts, LLC, Rosestar Southwest, LLC or COI Hotel Group, Inc. in the Settlement Agreement (or any agreement contemplated by the Settlement Agreement or any certificate or other document delivered pursuant to or in connection with the Settlement Agreement or any such other agreement) shall have been incorrect when made in any material respect;

         (h) any default under that certain Security Agreement, dated of even date herewith, made by Borrower in favor of Holder (the "SECURITY AGREEMENT") and not cured within the applicable cure period, if any, applicable to such default; or

         (i) any default by Borrower with respect to any obligation of Borrower under that certain Amended and Restated Note, dated October 1, 2002, in the original principal amount of $6,331,000.00, and not cured within the applicable cure period, if any, applicable to such default.

7. Acceleration. Upon the occurrence of an Event of Default (other than pursuant to clause (d) or (e) of Section 6), the unpaid principal balance of this Note together with all accrued and unpaid interest and all other amounts payable under this Note shall, at the option of Holder, become immediately due and payable. Upon the occurrence of an Event of Default pursuant to clause (d) or (e) of Section 6, the unpaid principal balance of this Note together with all accrued and unpaid interest and all other amounts payable under this Note shall become immediately due and payable without any demand or other action on the part of the Holder; provided that, upon approval in a bankruptcy proceeding instituted by the Borrower and issuance of an order of the bankruptcy court reasonably acceptable to Holder, Holder shall be obligated to advance funds to the Borrower on the terms set forth in this Note as though the related Event of Default had not occurred.

8. Certain Waivers. Borrower waives presentment, notice of dishonor, protest and notice of protest, demand and notice of nonpayment of this Note, and any and all lack of diligence or delays in the collection or enforcement hereof. Borrower further expressly consents to the release or substitution of any of the collateral securing this Note.

9. Preservation of Holder Rights; Modifications. No failure on the part of Holder to exercise any right or remedy hereunder, whether before or after the occurrence of a default or Event of Default, shall constitute a waiver thereof, and no waiver of any past Event of Default shall constitute a waiver of any future default or Event of Default or of any other default or Event of Default. No failure to accelerate the indebtedness evidenced hereby by reason of any Event of Default hereunder, or indulgence granted from time to time, shall be construed to be a waiver of the right to insist upon prompt payment or as a waiver of any other right, or be construed so as to preclude the exercise of any right that Holder may have under applicable law, this Note, any other agreement or otherwise; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing. This Note may not be changed or any provision hereof waived or modified orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING THE CHOICE OF LAW PROVISIONS THEREOF THAT WOULD PROVIDE FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

11.      VENUE; JURISDICTION; JURY TRIAL WAIVER. THE HOLDER AND THE BORROWER
         HEREBY:

         (a) CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN TEXAS;

         (b) AGREE THAT THE EXCLUSIVE VENUE OF ANY PROCEEDING RESPECTING THIS NOTE, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE, AND ANY DISPUTE BETWEEN THE HOLDER, ON THE ONE HAND, AND THE BORROWER, ON THE OTHER, SHALL BE A COURT OF COMPETENT JURISDICTION LOCATED IN TARRANT COUNTY, TEXAS; PROVIDED THAT IF NO COURT IN TARRANT COUNTY, TEXAS, WILL ACCEPT JURISDICTION OF ANY SUCH PROCEEDING, THE PARTY INITIATING THE PROCEEDING SHALL HAVE THE RIGHT TO RE-INSTITUTE SUCH PROCEEDING IN ANY OTHER STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF TEXAS; AND

         (c) IRREVOCABLY WAIVE THEIR RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS NOTE AND AGREE THAT THE FOREGOING WAIVER OF TRIAL BY JURY IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE HOLDER AND THE BORROWER AND THE BORROWER ACKNOWLEDGES THAT NEITHER THE HOLDER NOR ANY PERSON ACTING ON BEHALF OF THE HOLDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT, AND THE HOLDER AND THE BORROWER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE NEGOTIATION AND EXECUTION OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL, AND THE HOLDER AND THE BORROWER FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATION OF THIS PROVISION.

12. Notices. Any notice or demand required or permitted by or in connection with this Note shall be in writing and shall be made as provided in
         Section 10.01 of the Settlement Agreement.

13. Severability. In case any provision (or any part of any provision) contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein but only to the extent such provision (or part thereof) is invalid, illegal or unenforceable.

14. Successors and Assigns. This Note shall be binding on the parties hereto and their respective successors and assigns; provided that, except for an assignment by Holder to an affiliate, no assignment of this Note may be made without the consent of the other party hereto.

15. Section Headings; Interpretation. The section and subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Note. The parties hereto are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties agree that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should not be applied in this case and therefore waive its effects.

16. Entire Agreement. This Note, the Security Agreement, the amended and Restated Note between the parties hereto and dated of even date herewith and the Settlement Agreement, together with the other agreements contemplated thereby, shall constitute the complete agreement of the parties hereto with respect to the subject matters referred to herein and supersede all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every kind or nature whatsoever with respect thereto, all of which have become merged and finally integrated into this Note and such agreements. Each of the parties understands that in the event of any subsequent litigation, controversy or dispute concerning any terms, conditions or provisions of this Note, no party shall be permitted to offer or introduce any oral evidence concerning any other oral promises or oral agreements between the parties relating to the subject matter of this Note not included or referred to herein and not reflected by a writing.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, Borrower executes this Note under seal as of the date first written above.

                                   CRESCENT OPERATING, INC.

                                   By: /s/ JEFFREY L. STEVENS
                                      ----------------------------------------
                                      Name: Jeffrey L. Stevens
                                      Title: President

Holder executes this Note solely for the purpose of acknowledging Sections 10, 11 and 12 hereof.

                                   CRESCENT REAL ESTATE EQUITIES
                                   LIMITED PARTNERSHIP

                                   By Crescent Real Estate Equities Ltd.,
                                   its general partner

                                   By: /s/ DAVID DEAN
                                       ---------------------------------------
                                       Name: David Dean
                                       Title: Executive Vice President,
                                              Law and Administration